UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 14, 2010

Great Spirits, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-52997	20-5572519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3230 Fall Creek Highway, Suite 206, Granbury Texas	76049
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (817) 736-2900
215 N. Washington Street, Monte Vista, Colorado 81144
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On June 14, 2010, Great Spirits, Inc. (the “Registrant”) entered into a Share Exchange and Reorganization Agreement (the “Exchange Agreement”) with Hallmark Human Resources, Inc., a Texas corporation (“Hallmark”), and the beneficial holders thereof (the “Hallmark Shareholders”), which sets forth the terms and conditions of the business combination of the Registrant and Hallmark in which the Registrant will issue 5,187,944 shares of common stock to the Hallmark Shareholders in exchange for all the outstanding common stock of Hallmark, and Hallmark will become a consolidated subsidiary of the Registrant.

In connection with the transaction, Brian Leftwich, the principal stockholder, Chief Executive Officer, and sole director of the Registrant shall retire all but approximately 2,400,000 shares of his common stock of the Registrant and also convert Hallmark’s outstanding indebtedness owed to Mr. Leftwich for approximately 427,000 shares of the Registrant's common stock.

Following the completion of the transactions, the Hallmark Shareholders will own approximately 62% of the outstanding shares of the Registrant, and Mr. Leftwich will own approximately 34% of the outstanding shares.

The closing of the Exchange Agreement is subject to a number of closing conditions and is anticipated to close on or prior to July 15, 2010.

The foregoing description is a summary and is qualified in its entirety by the Exchange Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

Attached hereto as Exhibit 99.1 is a press release relating to the execution of the Exchange Agreement.

Item 9.01.    Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

	10.1	Form of Securities Purchase Agreement, dated as of June 14, 2010, among the Buyers identified therein, the Sellers identified therein, and Great Spirits, Inc.

	99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 15, 2010

GREAT SPIRITS, INC.

	By:	/s/ Brian Leftwich
Name: Brian Leftwich
Title: Chief Executive Officer